EXHIBIT NO. 5 & 23
                       John C. Thompson & Associates, LLC
                        2681 East Parleys Way, Suite 203
                          Salt Lake City, UT  84109

                               August 5, 2002

Board of Directors
Amerityre Corporation
705 Yucca Street
Boulder City, Nevada 89005

Re: Amerityre Corporation
    Registration Statement on Form S-8

Ladies and Gentlemen:

We have been retained by Amerityre Corporation (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

In connection with this request, we have examined the following:

  1.  Articles of Incorporation of the Company, and amendments thereto;
  2.  Bylaws of the Company;
  3. Meeting Minutes and Unanimous Consent resolutions of the Company's board of directors;
  4.  The Registration Statement; and
  5.  The Amerityre 2002 Stock Option and Award Plan.

We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under corporate laws of the state of Nevada.

This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

Further, we consent to our name, John C. Thompson & Associates, LLC, being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

JOHN C. THOMPSON & ASSOCIATES, LLC

/S/ John C. Thompson, Esq.